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                                   Exhibit 2.2

                        Articles of Incorporation: Nevada

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                            ARTICLES OF INCORPORATION
                                       OF
                       Professional Recovery Systems, Ltd.


     Article I. The name of the  Corporation is Professional  Recovery  Systems,
Ltd.

     Article II. Its principal office in the State of Nevada is 774-180 Mays Blvd, Incline Village NV 89451. The initial resident agent for services of process at that address is N&R Ltd. Group, Inc..

     Article III. The purposes for which the corporation is organized are to engage in any activity or business not in conflict with the laws of the State of Nevada or of the United States of America. The period of existence of the corporation shall be perpetual.

     Article IV. The corporation shall have authority to issue an aggregate of 50,000,000 shares of common voting equity stock of par value one mil ($0.001) per share, and no other class or classes of stock, for a total capitalization of $50,000. The corporation's capital stock may be sold from time to time for such consideration as may be fixed by the Board of Directors, provided that no consideration so fixed shall be less than par value.

     Article V. No shareholder shall be entitled to any preemptive or preferential rights to subscribe to any unissued stock or any other securities which the corporation may now or hereafter be authorized to issue, nor shall any shareholder possess cumulative voting rights at any shareholders meeting, for the purpose of electing Directors, or otherwise.

     Article VI. The name and address of the Incorporator of the corporation is WILLIAM STOCKER ATTORNEY AT LAW, 28202 Cabot Road, Suite 300, LAGUNA NIGUEL CA 92677. The affairs of the corporation shall be governed by a Board of Directors of not less than one (1) nor more than (7) persons. The Incorporator shall act as Sole Initial Director.

     Article VII. The Capital Stock, after the amount of the subscription price or par value, shall not be subject to assessment to pay the debts of the corporation, and no stock issued, as paid up, shall ever be assessable or assessed.

     Article VIII. The initial By-laws of the corporation shall be adopted by its Board of Directors. The power to alter, amend or repeal the By-laws, or adopt new By-laws, shall be vested in the Board of Directors, except as otherwise may be specifically provided in the By-laws.



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ARTICLES OF INCORPORATION OF
Professional Recovery Systems, Ltd.
Page 29


     I THE UNDERSIGNED, being the Incorporator hereinbefore named for the purpose of forming a corporation pursuant the General Corporation Law of the State of Nevada, do make and file these Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have set my hand hereunto this Day,


Dated: January 20, 1998




                                                  William Stocker
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                                                  WILLIAM STOCKER
                                                  ATTORNEY AT LAW
                                                   INCORPORATOR